PRESS RELEASE


CONTACT:
Liz Armstrong
Hypermedia Communications, Inc.
Phone:  650.573.5170
Fax:  650.573.5131
E-mail: larmstrong@newmedia.com


FOR IMMEDIATE RELEASE


     Hypermedia Communications, Inc. To Launch Major New Internet Initiative

         San Mateo, CA -- September 1, 1999--Hypermedia Communications, Inc. (OTC BB: NMNW), today announced that it is transforming its business to fully meet the multi-dimensional information needs of the Internet professional. The company, which publishes NewMedia magazine, is converting its business model from traditional print publishing to an enhanced, Internet-based information service. To that end, the company is developing a major new Web site to serve the specific information needs of the Internet development community. The new Web site is scheduled to launch in November; NewMedia magazine will cease publication with the October issue.

         "NewMedia is a critical information resource for the people who are driving the future of communications, and the needs of this market are best served on the Internet," said Hypermedia Communications, Inc. Chairman and CEO Richard Landry. "We have been witness to the ubiquitous convergence of business, technology and content, and the time has come for us as a business to fully engage in the Internet space. For NewMedia, this represents a natural evolution--one that works for our readers, our advertisers, and our brand."

         Hypermedia Communications, Inc. is a provider of information services for business professionals responsible for driving Internet content and e-business strategy within their organizations. These services include newmedia.com, an award-winning Web site, and the annual NewMedia INVISION Festival, the world's largest three-day international digital media festival and conference.



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         Hypermedia  Communications,  Inc. has its headquarters at 901 Mariner's
Island  Boulevard,  Suite 365,  San Mateo,  CA 94404;  the  telephone  number is
650.573.5170 and the fax number is 650.573.5131.

         NewMedia is a registered trademark of Hypermedia Communications, Inc.


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